Exhibit 4.1

ABSOLUTE SOFTWARE CORPORATION

Annual Information Form

For the Year Ended June 30, 2020

Dated August 10, 2020

Suite 1400

Four Bentall Centre, 1055 Dunsmuir Street

Vancouver, British Columbia, Canada

V7X 1 K8

604-730-9851

www.absolute.com

PRELIMINARY NOTES

Introduction

This Annual Information Form (this “AIF”) has been prepared in accordance with Form 51-102F2 and should be read in conjunction with the Company’s fiscal 2020 consolidated financial statements (and accompanying notes) and fourth quarter fiscal 2020 Management’s Discussion and Analysis (the “Q4-F2020 MD&A”). These documents, along with additional information about Absolute, are available at www.absolute.com and under Absolute’s profile on SEDAR at www.sedar.com.

The words “we”, “our”, “us”, the “Company” and “Absolute” refer to Absolute Software Corporation together with its subsidiaries and/or the management and employees of the Company (as the context may require).

The Company’s fiscal year ends on June 30 of each year.

All information in this AIF is given as of June 30, 2020 unless otherwise indicated. All dollar figures are stated in U.S. dollars unless otherwise indicated.

Forward-Looking Statements

This AIF contains certain forward-looking statements and forward-looking information (collectively, “forward-looking statements”) which relate to future events and/or Absolute’s future business, operations, and financial performance and condition. Forward-looking statements normally contain words like “will”, “intend”, “anticipate”, “could”, “should”, “may”, “might”, “expect”, “estimate”, “forecast”, “plan”, “potential”, “project”, “assume”, “contemplate”, “believe”, “shall”, “scheduled”, and similar terms and, within this AIF, include and any statements (express or implied) respecting: Absolute’s future plans, strategies, and objectives, including plans, strategies, and objectives arising out of the COVID-19 pandemic; the impacts of the COVID-19 pandemic on Absolute’s business, operations, prospects, and financial results, including, without limitation, greater/continued remote working and/or distance learning and the effects of governmental lockdowns, restrictions, and new regulations on our operations and processes, business, and financial results; projected revenues, expenses, margins, and profitability; future trends, opportunities, challenges, and growth in Absolute’s industry, including as a result of COVID-19; Absolute’s ability to grow revenue by selling to new customers and increasing subscriptions with existing customers; Absolute’s ability to renew customers’ subscriptions more efficiently and cost effectively Absolute’s ability to maintain and enhance its competitive advantages within its industry and in certain markets; Absolute’s ability to remain compatible with existing and new operating systems; the maintenance and development of Absolute’s PC OEM and other partner networks; existing and new product functionality and suitability; Absolute’s product and research and development strategies and plans; Absolute’s privacy and data security controls; the seasonality of future revenues and expenses; the future availability of working capital and any required additional financing; future share buybacks; future dividend issuances or increases; future fluctuations in applicable tax rates, foreign exchange rates, and/or interest rates; the future availability of tax credits; the addition and retention of key personnel; increases to brand awareness and market penetration; future corporate, asset, or technology acquisitions; strategies respecting intellectual property protection and licensing; potential future litigation or product liability; Absolute’s foreign operations; and economic and market uncertainty. Forward-looking statements are provided for the purpose of presenting information about management’s current expectations and plans relating to the future and allowing investors and others to get a better understanding of our anticipated financial position, results of operations, and operating environment. Readers are cautioned that such information may not be appropriate for other purposes.

Forward-looking statements are not guarantees of future performance, actions, or developments and are based on expectations, assumptions, and other factors that management currently believes are relevant, reasonable, and appropriate in the circumstances. The material expectations, assumptions, and other factors used in developing the forward-looking statements set out herein include or relate to the following, without limitation: Absolute will be able to successfully execute its plans, strategies, and objectives; Absolute will be able to successfully manage the impacts of COVID-19 on its business, operations, prospects, and financial results; Absolute will be able to successfully manage cash flow, operating expenses, interest expenses, capital expenditures, and working capital and credit, liquidity, and market risks; Absolute will be able to leverage its past, current, and planned investments to support growth and increase profitability; there will continue to be a trend toward greater/continued remote working and/or distance learning, in the short, medium, and/or long-term, and a resulting market shift in the demand for endpoint security and Absolute’s solutions; Absolute will be able to grow revenue by selling to new customers and increasing subscriptions with existing customers at or above the rates currently anticipated; Absolute will be able to renew customers’ subscriptions more efficiently and cost effectively, including through its ServiceSource partnership; Absolute will maintain and enhance its competitive advantages within its industry and certain markets; Absolute will keep pace with or outpace the growth, direction, and technological advancement in its industry; industry data and projections are accurate and reliable; Absolute will be able to adapt its technology to be compatible with changes to existing and new operating systems such as Microsoft Windows; Absolute will be able to maintain and develop its PC OEM and other partner networks; Absolute’s current and future (if any) PC OEM partners will continue to provide embedded firmware and distribution and resale support; Absolute will be able to maintain or grow its sales to education customers; Absolute’s existing and new products will function as intended and will be suitable for the intended end users; Absolute will be able to design, develop, and release new products, features, and services and enhance its existing products and services; Absolute will be able to protect against the improper disclosure of data it may process, store, and/or manage; Absolute’s revenues will not become subject to increased seasonality; future financing will be available to Absolute on favourable terms if and when required; Absolute will be in a financial position to buy back some of its shares and/or issue dividends in the future; fluctuations in applicable tax rates, foreign exchange rates, and interest rates will not have a material impact on Absolute; certain tax credits will remain or become available to Absolute; Absolute will be able to attract and retain key personnel; Absolute will be successful in its brand awareness and other marketing initiatives; Absolute will be able to successfully integrate businesses, intellectual property, products, personnel, and/or technologies that it may acquire (if any); Absolute will be able to maintain and enhance its intellectual property portfolio; Absolute’s protection of its intellectual property will be sufficient and its technology does not and will not materially infringe third party intellectual property rights; Absolute will be able to obtain any necessary third party licenses on favourable terms; Absolute will not become involved in material litigation; Absolute will not face any material unexpected costs related to product liability or warranties; foreign jurisdictions will not impose unexpected risks; economic and market conditions (including, without limitation, as affected by the COVID-19 pandemic) will not impose unexpected risks or challenges; Absolute will maintain or enhance its accounting policies and standards and internal controls over financial reporting; and Absolute will be able to recruit and hire a sufficiently-qualified new Chief Financial Officer on the timeline currently intended.

Although management believes that the forward-looking statements in this AIF are reasonable, actual results could be substantially different due to the risks and uncertainties associated with and inherent to Absolute’s business, including the following risks (as more particularly referred to in the “Risk Factors” section of this AIF): risks related to the COVID-19 pandemic and its impact on Absolute; that Absolute may not be able to accurately predict its rate of growth and profitability; Absolute’s dependence on PC OEMs and distribution channels; risks related to economic and political uncertainty; that Absolute may not be able to attract new customers or maintain its existing consumer base or grow or upgrade the services provided to these customers; that Absolute may be unable to adapt its technology to be compatible with new operating systems; that changing buying patterns in the education vertical may adversely impact Absolute’s business; risks relating to the evolving nature of the market for Absolute’s products; that Absolute’s software services may contain errors, vulnerabilities or defects; that Absolute could suffer security breaches impacting the data that Absolute processes and the other risks associated with data security and hacking; risks associated with potential violations of applicable privacy laws; risks associated with any continued sales growth; that Absolute’s focus on larger enterprise customers could result in greater costs, less favourable commercial terms, and other adverse impacts to Absolute; risks associated with any failure by Absolute to successfully promote and protect its brands; risks associated with cyclical business impacts on Absolute; risks associated with the competition Absolute faces within its industry; that Absolute’s research and development efforts may not be successful; risks resulting from interruptions or delays from third-party hosting facilities; that Absolute’s business may suffer if it cannot continue to protect its intellectual property rights; that Absolute may be unable to obtain patent or other proprietary or statutory protection for new or improved technologies or products; risks related to fluctuating foreign exchange rates; that the price of Absolute’s common chares may be subject to wide fluctuations; that Absolute is reliant on its key personnel; that Absolute may be subject to litigation or dispute resolution from time-to-time; risks related to Absolute’s foreign operations; that Absolute may be unable to successfully manage and/or integrate acquisitions; risks related to Absolute’s amortization of revenue over the term of its customer subscriptions; risks related to Absolute’s reliance on its reseller and other partners for billings; income tax related risks; Absolute may become subject to product liability claims; and risks related to Absolute’s reliance on copyrights, trademarks, trade secrets, confidentiality procedures and similar contractual provisions. Additional material risks and uncertainties applicable to the forward-looking statements herein include, without limitation, unforeseen events, developments, or factors causing any of the aforesaid expectations, assumptions, and other factors ultimately being inaccurate or irrelevant. Many of these factors are beyond the control of Absolute.

All forward-looking statements included in this AIF are expressly qualified in their entirety by these cautionary statements. The forward-looking statements contained in this AIF are made as at the date hereof and Absolute undertakes no obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable securities laws.

Industry and Market Data

Information contained in this AIF concerning the industry and the markets in which Absolute operates, including Absolute’s perceived trends, market position, market opportunity, market share, and competitive advantages within the markets in which it operates, is based on information from independent industry analysts and third party sources (including industry publications, surveys, and forecasts), Absolute’s internal research, and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third party sources, as well as data from Absolute’s internal research, and are based on assumptions made by Absolute based on such data and its knowledge of its industry and markets, which management believes to be reasonable. Certain of the sources utilized in this AIF have not consented to the inclusion of any data from their reports, nor has Absolute sought their consent. Absolute’s internal research has not been verified by any independent source and Absolute has not independently verified any third-party information. While Absolute believes the market opportunity and market share information included in this AIF is generally reliable, such information is inherently imprecise and may be rendered inaccurate by a variety of factors, including recent events and emerging economic trends. In addition, projections, assumptions, and estimates of Absolute’s future performance and the future performance of the industry and the markets in which Absolute operates constitute forward-looking statements which are subject to a high degree of uncertainty and risk due to a variety of factors, including those referred to under “Forward Looking Statements” above, under “Risk Factors” below, and in other sections of this AIF.

As of the date of this AIF, the impacts of the COVID-19 pandemic continue to unfold. It is not possible for Absolute to reliably estimate the length and severity of these impacts and, as a result, many of our estimates and assumptions contained herein required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods. Readers should carefully review these estimates and assumptions, along with the risk factors contained in “Risk Factors” below, in light of evolving economic, political, and social conditions.

Trademarks

ABSOLUTE, the ABSOLUTE logo, PERSISTENCE, APPLICATION PERSISTENCE, ABSOLUTE RESILIENCE, ENDPOINT RESILIENCE, ABSOLUTE REACH, SELF-HEALING ENDPOINT, and DARK ENDPOINT are trademarks of Absolute in Canada, the United States, and/or other jurisdictions. Other names or logos mentioned herein may be the trademarks of Absolute or their respective owners. The absence of the symbols TM and ® in proximity to each trademark, or at all, herein is not a disclaimer of ownership of the related trademark.

CORPORATE STRUCTURE

Absolute Software Corporation was incorporated in 1993 under the predecessor statute of the British Columbia Business Corporations Act. At the Company’s annual general meeting held on December 12, 2017, the shareholders approved the adoption of the current Articles of the Company, a copy of which can be obtained under the Company’s profile on www.sedar.com.

Our head office is located at Suite 1400, Four Bentall Centre, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada, V7X 1 K8. Our registered office is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1 L3.

Absolute Software Corporation has the following material directly or indirectly wholly-owned subsidiaries:

1)	Absolute Software, Inc., a Washington, U.S.A. corporation;

2)	Absolute Software (2015) Inc., a British Columbia, Canada corporation;

3)	Absolute Software EMEA Limited, a United Kingdom corporation;

4)	Absolute Software (Asia) Pte. Ltd., a Singapore corporation; and

5)	Absolute Software (Vietnam) Company Limited, a Vietnam corporation.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Absolute® was founded in 1993 with the vision of enabling businesses to track and secure their mobile computing devices, regardless of user or location. Our solutions have evolved over time in response to market demand and opportunities, particularly in relation to the rise of mobile computing and the imperative for enterprises and institutions to maintain data security.

Today, we provide a cloud-based platform that enables the management and security of computing devices, applications, and data for a variety of organizations. Embedded in over a half-billion endpoints, we empower more than 13,000 customers and over 9 million activated licenses with Self-Healing Endpoint® security and always-connected visibility into their devices, data, users, and applications, whether endpoints are on or off the corporate network.

Over the past three fiscal years (covering the period July 1, 2017 to June 30, 2020), we have continued to develop our business through product and service enhancements, sales growth, expansion of our partner ecosystem, and organizational development.

2020 Fiscal Year

In the 2020 fiscal year (“ F2020”) Absolute continued delivering innovative and resilient capabilities and research that we believe help address our customers’ challenges, including:

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Multiple user interface (UI) enhancements, designed to provide IT and security teams with richer experiences: a new visually-rich Absolute customer console with flexible customizable widgets, reports, and alerts; the ability to detect under-utilized devices, quickly spot vulnerabilities, and take immediate action to neutralize risks; simplifying security policy deployments and remote management of device fleets; easier and simplified license expiration visibility; and historical event capabilities, providing IT and security administrators with greater visibility and audit historical information on device events.

•	A new “Missing Devices” feature, intended to make it easier for our customers to manage their deployments, including the ability to locate, track, and manage missing devices.

•	“Absolute Secure Channel”, which provides secure and remote access to the firmware layer across endpoint devices to help strengthen the foundation of firmware-level protections.

•	The addition of multiple new mission-critical applications to Absolute’s growing Resilience Ecosystem, to help customers ensure those applications remain healthy and deliver their intended value.

•	Activated Absolute’s first public cloud data center in Europe.

•	Provided capabilities to support existing customers in the face of the COVID-19 outbreak:

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Absolute provided certain customers with premium features to ‘persist,’ or proactively repair and reinstall, their existing virtual private network (“VPN”) applications, helping ensure uninterrupted remote access to corporate and school networks, business and education applications, and data for remote workers

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Absolute provided certain customers with free access to a comprehensive library of automated, custom workflows, accelerating their ability to proactively pinpoint vulnerabilities and quickly take remedial action, whether a device is on or off the corporate network.

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Absolute introduced its first Education research: “Cybersecurity and Education: The State of the Digital District in 2020”, focused on the state of IT security, staff and student safety, and endpoint device health in K-12 organizations.

Absolute continued building its leadership team in F2020 reflected by the appointments of: Dianne Lapierre as Chief Information Officer; William Morris as Executive Vice President, Product Development; Ameer Karim as Executive Vice President, Product Management; and Lynn Atchison to our Board of Directors.

F2020 partner and other highlights included:

•	Absolute shipped and on-boarded its first Resilience-as-a-Service licensee customer (employing our Application Persistence™ technology).

•	Absolute was again included as a key component in Dell’s F2021 global security portfolio.

•	Absolute was featured in Lenovo’s “Partner Stimulus Package”.

•	Panasonic included Absolute in its Toughbook bundle, reaching critical first responders, police, and fire agencies across multiple territories.

•	ServiceNow certified the Absolute ITSM Connector for ServiceNow.

•	Forbes Magazine recognized Absolute as a Top 10 Cybersecurity Company to Watch in 2020, for the second year in a row.

Impacts of COVID-19

When the global COVID-19 pandemic broke out in March 2020, Absolute responded to ensure the health of the Company’s employees and to support our customers and business partners. We mobilized resources and established protocols that allowed us to adapt to the shifting environment, including:

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putting in place measures to safeguard our employees by enabling work-from-home policies, systems, and tools, which we believe we were able to adapt to and implement quickly, partly as a result of our history of distributed operations;

•	focusing on the operational integrity of our business, by identifying operational efficiencies and actively managing short and long-term expenses; and

•

mobilizing to help our customers manage, and measure the health and security of new work-from-home and learn-from-home environments, by accelerating the development of new product features that we believed customers would find especially useful in the shifting environment and, for a period of time, making available additional capabilities at no charge to existing customers who had not previously licensed them.

We are actively managing our preparedness plans and response activities to align with recommendations of the health and government authorities in the locations in which we operate. The COVID-19 pandemic is an unprecedented global challenge and it has placed every company and business in uncharted territory. While Absolute is not immune to these challenging times, we believe that we can continue to serve our customers around the world with valuable and necessary support and tools in these challenging times.

As of the date of this AIF, we believe the underlying fundamentals of our business remain sound, notwithstanding the challenges presented by the current economic, political, and social environment:

•	With the rapid shifts in where and how people work and learn, we believe the relevance of solutions and technology like ours, which protect distributed devices and data, have gained importance.

•

We have long-term relationships with our customers, in the form of recurring software-as-a-service (“SaaS”) contracts. Approximately 95% of our annual revenue is in recurring SaaS business. We expect that our annual recurring revenue (“ARR”), which results from customer term subscriptions to our software service, to continue to provide stability in our revenue and also in profitability and cash flow, as we manage through these challenging times.

•	At June 30, 2020, we believe we have a strong balance sheet and sufficient liquidity to support our business objectives in the coming fiscal year.

Looking ahead, the full impacts of COVID-19 on our customers (potentially including cash conservation measures), and consequently on our business, are unknown and highly unpredictable. Our past results may not be indicative of our future performance and historical trends in our financial performance may differ materially from future performance. Notwithstanding the continually evolving impacts of the COVID-19 pandemic, particularly the medium and long-term economic effects, we believe that this environment has only reinforced the need for organizations of various sizes and industries to modernize their businesses and workforces for the new world. We expect our cloud-based solutions, that help empower and secure distributed organizations, position us well to continue to help our customers through these unprecedented times.

Please refer to specific risk factor entitled “COVID-19 Impacts” in the Q4-F2020 MD&A, as referenced below under “Risk Factors”.

2019 Fiscal Year

In the 2019 fiscal year (“ F2019”) the Company had the following product and operational achievements:

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During F2019 we made progress on our platform migration and delivered multiple product enhancements around usability and extensibility to our enterprise customers. One of the key enhancements included new user interface components that aim to enable customers to more seamlessly manage their users and licenses.

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During F2019 we delivered updates to the Resilience edition of our service. In part, we added 84 new commands to the Absolute Reach® library, in order to enable customers to further automate their endpoint management, hygiene, and vulnerability remediation across their computing endpoints.

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During F2019 we made an investment in our Customer Success initiative, growing our supported Customer Success community and integrating direct customer chat into our platform to enable better accessibility for our customers.

•	Absolute also achieved several milestones through its PC OEM (see “Partner Ecosystem” below) partnerships in F2019:

○	In September 2018 Lenovo announced Absolute as a strategic partner for its ThinkShield endpoint security suite.

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In November 2018 we announced a new strategic partnership with VAIO Corporation to enhance endpoint security capabilities by integrating our Persistence® technology within the new VAIO Pro PA and VAIO A1 2 models.

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In December 2018 we activated Application Resilience for Dell Data Guardian and Dell Endpoint Security Suite Enterprise, helping to empower Dell endpoint applications with data protection, advanced threat prevention, and encryption.

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In December 2018 we entered into a site license agreement with one of the largest K-12 school districts in the U.S., to help it enforce safe and secure desktop, laptop, and tablet usage amongst its students and staff.

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In December 2018 we completed a new General Data Protection Regulation (“GDPR”) Compliance report, identifying sensitive GDPR endpoint data that automatically scans for identifiers from all European Economic Area countries.

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In February 2019 Absolute was selected for “British Columbia’s Top Employers of the Year” list. The B.C.’s Top Employers of the Year annual ranking recognizes those organizations that serve as an example within their industry, offering exceptional benefits and professional development opportunities for staff, while achieving and sustaining business growth. Absolute was also selected as a B.C. Top Employer in 2018.

•

In February 2019 Absolute was recognized as a leader in the G2 Crowd Grid® Winter 2019 Report for Endpoint Management. The report spotlights top-reviewed endpoint management solutions that enable companies to manage and secure endpoint infrastructure and ensure their endpoint protection software is present and healthy. The report recognized Absolute for ‘Best Overall Endpoint Management Software’, ‘Best Mid-Market Endpoint Management Software’, and ‘Best Customer Relationships.

•

In April 2019 we released the 2019 Global Endpoint Security Trends Report, the findings of which indicated that endpoint security tools and agents fail reliably and predictably. The study analyzed data from six million devices and one billion change events over the course of a year. The findings from the report indicate that the complexity of endpoint device controls can create a false sense of security among organizations while simultaneously causing security gaps and risks due to potential tool failure.

•	In June 2019 we expanded our North American footprint, opening an office in San Jose, California to support our go-to-market functions and increase our brand awareness in the U.S.

•	In June 2019 Forbes included Absolute as one of the “Top 10 Cybersecurity Companies to Watch in 2019”.

•

During F2019 we announced several key leadership appointments: Christy Wyatt was appointed as Chief Executive Officer and subsequently joined the Board; Nicko van Someren was appointed as Chief Technology Officer; Karen Reynolds was appointed as Chief Communications Officer; and Sandra Toms was appointed as Chief Marketing Officer.

2018 Fiscal Year

In the 2018 fiscal year, the Company had the following major product and operational achievements:

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In August 2017 we released the new Absolute 7 platform, which introduced the Absolute Reach endpoint security hygiene feature. Absolute Reach provides our customers with the ability to perform custom query and remediation actions across individual remote devices or across entire device populations, thereby enabling them to respond rapidly to emerging vulnerabilities and to execute configuration or change scripts that are unique to their device profiles.

•	In January 2018 we added new scripts to our Absolute Reach library to automate the cleanup of Meltdown/Spectre vulnerabilities.

•	In January 2018 we appointed former Absolute advisor Steve Munford as Interim Chief Executive Officer.

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In February 2018 we expanded our K-12 Education offering with the addition of Student Technology Analytics, which enable school administrators to track and analyze device usage. With Student Technology Analytics, educational administrators are better able to understand the returns on device investments and to understand differences in device usage amongst schools and classrooms.

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In April 2018 the Absolute platform was recognized by three award programs: Cyber Defense Magazine’s 2018 InfoSec Awards recognized the Absolute platform at RSA Conference 2018 as a winner in Endpoint Security; the Absolute platform was named a Bronze winner in the 14th Annual 2018 Info Security Products Guide’s Global Excellence Awards in the endpoint security category; and the Absolute platform was recognized as a finalist in endpoint security by the 2018 Cybersecurity Excellence Awards.

DESCRIPTION OF THE BUSINESS

Company Overview

Absolute delivers a cloud-based service that supports the management and security of computing devices, applications, and data for a variety of organizations globally. Our differentiated technology is rooted in our patented Persistence technology, which is embedded in the firmware of laptop, desktop, and tablet devices (collectively, “endpoint devices”) by the majority of the world’s largest global computer manufacturers (“PC OEMs”). Enabling a permanent digital tether between the endpoint and the organization that distributed it, Absolute provides IT and security personnel with connectivity, visibility, and control, whether a device is on or off the corporate network, and empowers them with Self-Healing Endpoint® security to ensure mission-critical applications remain healthy and deliver intended value. Our technology is embedded in over a half-billion endpoints and we currently serve more than 13,000 commercial customers with over 9 million activated licenses globally.

As discussed above under “General Development of the Business – Three Year History”, the full impacts of COVID-19 on our customers, and consequently on our business, are unknown and highly unpredictable. The medium and long-term economic effects of the COVID-19 pandemic remain unknown. However, we believe that this environment has only reinforced the need for organizations of various sizes and industries to modernize their businesses and workforces for the new world. We expect our cloud-based solutions that empower and secure distributed organizations position us well to continue to help our customers through these unprecedented times.

Solutions and Technology

Absolute Platform

Absolute’s cloud-based platform helps ensure the connectivity, visibility, and control of data and devices independent of the operating system, empowering devices to recover automatically to a secure operational state without user intervention. We believe our Endpoint Resilience® solutions are essential to support various other security controls and productivity tools from decay and vulnerabilities, and to help enable organizations to keep data, devices, and applications secure and their users productive.

Absolute’s platform also powers our Application Persistence technology, which enables measurement of the health, compliance, and state of decay of endpoint security controls and productivity tools (e.g. encryption, client management, anti-malware, collaboration, and VPN) and their ability to react to attack, collision, and damage. Our Global Resilience Ecosystem now includes approximately 40 independent applications. We believe organizations need tools that monitor when applications are in decay, disabled, out of compliance, misconfigured, or breached and that then automatically self-heal (i.e. reinstall and repair as needed) these mission-critical applications. In addition, IT and security teams can leverage our Application Persistence technology to combine security control applications that work best together for maximum capabilities, performance, and ROI on security investments.

Technology Deployment Model

The foundation of our Endpoint Resilience solutions is the undeletable tether built into device firmware. Our patented Persistence technology is embedded into the firmware of endpoint devices at the point of manufacture by most of the world’s largest PC OEMs. Once activated, this technology provides a reliable, highly tamper-resistant, and constant connection between the device and our cloud-based monitoring center, even when the device is off the corporate network and beyond the reach of traditional IT management and security tools. We believe that our ability to establish this root of trust is a key differentiator as it enables a high degree of resilience for our software agent, as well as for other critical third-party software agents that leverage the self-healing capabilities of our Persistence technology. If the software agent is removed or disabled, an automatic reinstallation will occur, even if the firmware is overwritten or flashed, the device is reimaged, the hard drive is replaced, or if the device is restored to its factory settings.

We also license our Application Persistence technology within our partner ecosystem via custom integrations. Under this model, which we refer to as Resilience-as-a-Service (“RaaS”), partners, such as PC OEMs and independent software vendors (“ISVs”), license our technology in order to improve the resilience of their own endpoint agents.

Market Opportunity

We believe that the market opportunity for Absolute centers around two key themes: (1) the acceleration of attack vectors and data breaches that are impacting organizations of all types, sizes, industries, and geographies; and (2) the shift to remote work and distance learning and the growing information security challenges associated with managing and measuring the health and security of these programs. Even prior to the outbreak of COVID-19, organizations around the world were becoming more distributed as they increased workforce mobility, grew their number of connected devices, and added more workloads to these devices.

We believe that there will be a structural shift to increased remote work and distance learning which, in turn, we believe will expand and accelerate our market opportunity as organizations in various sectors increasingly focus on the need to establish and maintain an undeletable connection to their endpoints. Absolute is positioned to deliver the Endpoint Resilience security solutions which we believe enterprise, government, and educational organizations will require. By establishing an unbreakable tether to every device, Absolute can deliver services required to support other security controls and productivity tools from bad actors, decay, and vulnerabilities, which enables organizations to keep data, devices, and applications secure and users productive. In addition, our real-time intelligence services amplify our customers’ ability to understand the health, compliance, and state of decay of endpoint security controls and productivity tools.

Cyber security spending has exploded in the last decade and, according to Gartner®, is expected to top $190 billion by 2023, of which $56 billion is expected to be dedicated to endpoint security technology1. As companies have invested more deeply in cyber security, the complexity has also grown. In our second annual “2020 State of Endpoint Resilience Report” released in June 2020, we re-emphasized our view that complexity and technology combinations are driving endpoint vulnerabilities, including: the increasing number of agents piling up on devices; device operating system migrations resulting in fragmentation and stagnant patching practices; and fragile security controls with varying rates of

1 Gartner: Forecast: Information Security and Risk Management, Worldwide, 2017-2023, 4Q19 Update (December 2019).

decay and collision. We believe that the risk and complexity of remotely managing endpoints is at an all-time high and will require administrators to have an unbreakable connection to the endpoint.

Business Model

Our solutions are delivered in a SaaS business model, where customers access our service through the cloud-based Absolute console. Absolute’s solutions are offered in specific versions for the (i) enterprise and government, and (ii) education verticals. All versions are available in three editions: Visibility, Control, and Resilience, each of which provides a different subset of product features and functionality. We also offer a “Home and Office” edition of our service which is targeted towards consumers and home office professionals.

We have offices in Vancouver, Canada; Austin, U.S.A.; San Jose, U.S.A.; Iowa, U.S.A.; Colorado, USA; Ho Chi Minh City, Vietnam; and Reading, England. We also service additional territories in most regions of the world through our remote sales force and through our partner network. Our products and customer support services are currently available in 10 languages. We have distribution agreements with PC OEMs and a number of distributors, resellers, and other partners located in North America, Europe, Africa, the Asia-Pacific region, and Latin America.

Business and Growth Strategy

We believe that the recent shift to increased remote work and distance learning will help fortify the demand for the security and management of computing devices, applications, and data. With a distributed workforce, organizations can no longer be solely reliant on network-based security – rather, they need to increase their focus on securing the actual endpoint devices. As a result, we see opportunity for further growth across North America and in other global regions in each of the enterprise, government, and education verticals.

We plan to continue releasing new capabilities and product offerings leveraging our distinctive technology and rich data platform. Our focus will be in high growth areas such as our global strategic accounts, growth in developing regions for our sales such as Europe, and our channel and partner programs. Our growth strategies and programs in the coming months may be tempered by the continued economic uncertainty resulting from the COVID-19 pandemic.

Our business and growth strategy is organized around four fundamental pillars:

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Persistence – Absolute’s solution is an undeletable digital tether, based on our patented Persistence technology that is embedded into the firmware of endpoint devices. This technology can re-establish communication and control of a device, even when the device is off the corporate network and beyond the reach of traditional IT management and security tools.

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Resilience – Our Absolute Resilience solutions provide the toolkit to automatically remedy and harden the endpoint against common fragility and decay in an increasingly complex and distributed environment. We are continuing to strengthen the capabilities of our Absolute Resilience solutions to solve the Dark EndpointTM challenge (enterprise computing devices that are not connected to the corporate network or are missing critical IT management applications).

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Intelligence – Due to our distinctive endpoint position and the significant volume of anonymous data points we gather from activated devices, we are able to deploy machine learning to analyze these data sets in order to deliver real-time insights to our customers around the health, performance, and compliance of their devices and software. We believe that we are well organized to accelerate the enhancement of our capabilities in this area that we believe will enable our customers to optimize the security and efficiency of their endpoint devices.

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Education – Historically the education sector has had unique technology requirements. The recent rapid shift to learn-from-home environments has led to certain increases in technology funding and many schools procuring and mobilizing systems for students, teachers, and administrators – in essence, moving to more of an enterprise model. As a result, we see a growing role for Absolute in this sector, which includes helping ensure the student has access to a secure device capable of accessing online curriculum, allowing administrators to understand where devices are and if they are being used for their intended purposes, and helping manage the reissuance of devices. Further, we believe the ongoing enhancements in our enterprise software products can support those education organizations as their requirements shift to more closely mirror those of a typical enterprise customer.

Routes to Market

We have several routes to market which are grounded in our “land and expand” strategy, where we seek to grow our presence within a customer’s IT and security environments over time.

PC OEMs

During the selling process, we typically co-engage with our PC OEM partners, often also in conjunction with value-added resellers (“VARs”) and distribution partners (see “Partner Ecosystem” below). Commonly, a customer’s purchase of our solutions will be made in conjunction with the purchase of new endpoint devices from the PC OEM. Orders are often placed from our end user customers to our partners, who then place orders directly with Absolute. To drive demand, we operate a channel support team with responsibility for cultivating go-to-market initiatives with our channel partners and driving new customer acquisition campaigns. We currently generate approximately 75-80% of our total revenues in conjunction with our PC OEM partners.

Direct

Our direct sales force is responsible for solution-selling, targeting new customers, upselling and expanding within existing accounts, and relationship management with our end customers. Commonly, a customer’s initial purchase of our solutions will be made in conjunction with the purchase of new endpoint devices and will represent a small portion of the overall license opportunity within that customer’s environment. Many customer deployments expand over time, either as a result of customer purchases of incremental licenses on new device purchases or, alternatively, through the purchase of an enterprise or site license covering a majority or all devices in their environment. See “Subscription Billings” below.

Channel/Managed Service Providers

In addition to our strategic partnerships with PC OEMs, Absolute is engaged with and sells through a variety of other indirect channel partners, including resellers, distributors, and managed service providers around the world. These partners typically have direct relationships with existing and potential customers, offering opportunities for Absolute to acquire new customers.

Partner Ecosystem

Our partner ecosystem is an essential component of our business strategy. Our key partners are PC OEMs who are both key collaborative technology partners and key distribution and reseller partners. We also have a robust and growing network of other partners such as distributors, resellers, managed IT service providers (“MSPs”), and ISVs.

Our strong relationships with PC OEMs are foundational to our robust ecosystem. We are continually enhancing and expanding our PC OEM relationships from both the technology and go-to-market perspectives in order to drive value for them. Our PC OEM partners have adopted our Persistence technology as a standard and have embedded it in the firmware of their laptop, desktop, and/or tablet devices. This is an important collaboration for us, as the embedded support enhances the persistence (the ability to survive unauthorized or unintentional removal attempts) of our software, which is a key differentiator for us. Our Persistence technology is normally shipped in a dormant state with the device and is activated after the customer purchases our service and installs the Absolute software agent.

The following table lists PC OEMs who currently provide embedded support for our Persistence technology:

Aava Mobile (since 2015)

Acer (since 2009)

ASUS (since 2009)

Daten (since 2014)

Dell (since 2005)

Dynabook (since 2006)

Fujitsu (since 2006)

Fujitsu Client Computing Ltd. (since 2019)

Getac (since 2008)

HP (since 2005)

Inforlandia LDA (since 2013)

Intel (Classmate Computer) (since 2009)

Lenovo (since 2005)

Microsoft (since 2014)

MPS Mayorista (since 2015)

Mustek Systems (since 2015)

NCS Technologies, Inc. (since 2007)

Panasonic (since 2006)

PC Smart SA (since 2013)

Pinnacle Africa (since 2015)

Positivo Informatica SA (since 2014)

Prestigio (since 2015)

Samsung (since 2011)

VAIO (since 2017)

Zebra (since 2005)

Subscription Billings

We sell our solutions to end customers most often under a term license model in which customers acquire subscriptions to our cloud-based software services for a specified term, typically ranging from one to five years. The majority of these subscriptions are fully invoiced up-front for the entire licensed term and are non-refundable. We refer to our total invoiced sales in a period as our total “Billings”. During F2020, the prepaid term of our Billings averaged approximately 19 months (based on the ratio of the total amount invoiced over the annualized contract value of the associated Billings).

We also offer enterprise license (“EL”) and site license (“SL”) models, which provide customers with the option to license our software for multiple years on either a fully pre-paid basis or with an annual payment at the start of each contract year. The EL and SL models match the buying preferences of some of our customers and generally result in a positive impact to ARR compared to prepaid multi-year licenses.

From a financial reporting perspective, the amount we invoice is recorded at the foreign exchange rate in effect at the time of sale in deferred revenue on the statement of financial position and is recognized as revenue ratably over the contract term. Due to the fact that the majority of our Billings are for terms longer than one year, in general only 15-25% of total Billings reported for any given fiscal year are also recognized as revenue in the same fiscal year.

Seasonality

Given the annual budget approval process of many of our customers, we see seasonal patterns in our business. Our cash from operating activities is affected by the timing of our customer Billings, with cash collections in a particular quarter having a high correlation to Billings in the previous quarter. Historically, a higher concentration of Billings have occurred in the fourth quarter of each fiscal year. This has been primarily due to higher activity in the North American education sector during this quarter. The strength of this seasonal pattern in the future will be impacted by the shifting relative proportions of our sales into the enterprise, government, and education sectors.

Competition

The markets we serve are increasingly competitive and are characterized by continuous and rapid changes in technology, customer needs, and industry standards. However, we have historically experienced few direct competitors for our offerings, which we believe are unique in the IT and security markets. On occasion, we encounter companies that offer capabilities that overlap with certain subsets of our product portfolio, such as endpoint hardware and software inventory management, compliance reporting, and data discovery. However, our product offerings often complement these other companies’ offerings, by providing status reporting on their presence and activity on the endpoint and the ability to self-heal and repair many applications.

We believe our competitive position in the market is built upon our patented Persistence technology that is embedded into the firmware of leading PC OEMs’ devices, the off-network capabilities of our solutions, broad device coverage, extensive PC OEM go-to-market relationships, and strong patent portfolio.

Sales and Marketing

Our primary go-to-market strategies are to generate new sales opportunities (including through our PC OEM partners (see “Partner Ecosystem” above)) and to retain and expand with our existing customers. In addition, we generate sales and facilitate renewals via our other distribution channels, such as resellers, distributors, MSPs, and integrators. In Q3-F2020, we commenced a partnership with ServiceSource, a third party outsourced sales renewal organization, and expect this initiative to help improve our renewal efficiency over time.

Our sales and marketing teams work closely with our channel partners to identify and close opportunities in an effort to expand the Company’s market penetration and opportunity pipeline. These teams’ responsibilities include strategic technology and sales program development with PC OEM partners and other software vendors, logistics management, training, event coordination, advertising and special promotions, and day-to-day in-field sales cycle management with end customers.

Our marketing team works cross-functionally to build demand and preference for Absolute’s solutions, with the aims of appealing to new customers, retaining existing customers, and continuously developing brand awareness. In addition, our communications team is dedicated to generating awareness for and showcasing Absolute across relevant business, trade, and financial media coverage and industry reports.

Product Development and Operations

Our success is a result of our continuous drive for innovation. We recognize that continually enhancing and expanding the capabilities of our core technology and services is essential for carrying out our business strategy and maintaining and expanding our competitive position. We invest substantial resources in research and development to enhance our platform, and develop new features and functionality. We maintain a regular release process to update and enhance our existing solutions.

We have assembled teams of developers, engineers, product managers, and other high-skilled staff to develop and execute on the Company’s product roadmap. These teams are primarily based in our Vancouver, Canada, Ho Chi Minh City, Vietnam, Iowa, U.S.A., and Colorado, U.S.A. offices. We also have teams of operational staff responsible for operating our cloud, data center, and hosted service infrastructure.

Customers

We have a diversified commercial customer base, with more than 13,000 enterprise and public sector customers and more than 9 million computing endpoints actively managed by our solutions. Our end customers include corporations, healthcare organizations, educational institutions, governmental agencies, and individual consumers. At June 30, 2020, our customers included over 200 of the Fortune 500, 13 of the world’s 50 largest banks, over 30 national governments, and half of the 50 largest U.S. school districts. We do not have economic dependence on any single end customer.

Our Customer Experience organization, including Customer Success, Professional Services, Investigations, Technical Support, Education, and Customer Programs, integrates Absolute’s customer delivery functions under a common umbrella. These teams are responsible for curating the Absolute customer journey, capturing the voice of the customer, and creating programs to support a robust subscription base of engaged, loyal, and growing customers. These teams play key roles in the maintenance and development of our solutions and continued customer satisfaction.

Intellectual Property

We rely on a combination of patents, trademarks, copyright, trade secrets, confidentiality procedures, contractual provisions, and other measures to protect our proprietary information and technology. At June 30, 2020, we have a global portfolio of 140 issued patents and 29 patent applications in process. These patents cover a broad range of software and communication technologies and have varying expiry dates. We continue to develop and maintain our brand through copyright and trademarks. We have several trademarks in use in the U.S.A., Canada, and other jurisdictions worldwide (including the trademarks listed under “Preliminary Notes - Trademarks” above). As we continue to innovate and expand beyond our current product offerings, we expect to continue to expand our portfolio of intellectual property (including patents and trademarks).

Facilities

At June 30, 2020, Absolute had the following leased office spaces:

Location	Approximate Square Feet	Expiry Date
Vancouver, British Columbia, Canada	46,000	November 2021
Austin, Texas, U.S.A.	11,000	April 2026
San Jose, California, U.S.A.	3,100	July 2022
Ankeny, Iowa, U.S.A.	2,900	July 2022
Broomfield, Colorado, U.S.A.	1,800	March 2021
Ho Chi Minh City, Vietnam	6,800	September 2022
Reading, England	3,700	May 2023

Employees

At June 30, 2020, Absolute had a total of 499 employees, (compared to 477 at June 30, 2019 and 495 at June 30, 2018), excluding independent contractors and temporary employees. None of Absolute’s employees are represented by a labour union or subject to a collective bargaining agreement. Absolute has never experienced a labour-related work stoppage.

At June 30, 2020, our 499 employees were comprised as follows:

Function	Number of Employees
Engineering and Product Management	218
Sales and Marketing	145
Customer Experience	63
General, Administration, and IT	58
Cloud Operations	15

Foreign Operations

Absolute has historically derived the majority of its revenues from outside of Canada. The United States is currently both Absolute’s largest market and source of revenue by geographic area. Europe and other international regions have also provided revenue growth, and Absolute continues to strategically invest for revenue growth in certain emerging markets outside of North America. In addition, Absolute maintains a considerable operation in Vietnam, which is primarily comprised of engineering and other technical staff.

RISK FACTORS

Due to the nature of the Company’s business and operations, the Company faces a number of risks and uncertainties. These risks and uncertainties are described in detail in the section of the Q4-F2020 MD&A entitled “Risks and

Uncertainties”, which section is incorporated herein by reference. The Q4-F2020 MD&A is available under the Company’s profile on SEDAR at www.sedar.com and at www.absolute.com.

DIVIDEND POLICY

Absolute commenced paying dividends on its common shares (the “Common Shares”) in January 2013. The Company paid a quarterly dividend of CAD$0.08 per Common Share in each fiscal quarter over the past three fiscal years. Although the Company expects to continue paying a quarterly cash dividend, the actual payment, timing, and amount of dividends to be paid by the Company is determined by the Board on a quarterly basis. The Board makes these determinations after considering all relevant factors including cash flow, the results of operations, financial condition, the need for funds to finance ongoing operations, and other relevant business considerations.

CAPITAL STRUCTURE

The authorized capital of the Company consists of 100,000,000 Common Shares. At June 30, 2020, 42,493,540 Common Shares were issued and outstanding. The holders of Common Shares are entitled to one vote for each share held on all matters to be voted on by the shareholders and are entitled to receive such dividends as may be declared by the Board. In the event of the dissolution, liquidation, winding-up, or other distribution of the assets of Absolute, the shareholders are entitled to receive on a pro-rata basis all of the assets of Absolute remaining after payment of all of Absolute’s liabilities. The Common Shares carry no pre-emptive or conversion rights.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the ticker symbol “ABT”. A total of 24,107,560 Common Shares were traded during the period from July 1, 2019 to June 30, 2020, (representing an average daily trading volume of 972,223 Common Shares), at daily closing prices ranging from CAD$7.19 per share to CAD$13.81 per share.

The monthly share prices and monthly trading volumes for F2020 were as follows:

Month	High (CAD)	Low (CAD)	Volume
July 2019	$8.16	$7.41	1,883,779
August 2019	$8.00	$7.28	2,606,536
September 2019	$8.01	$7.46	1,821,782
October 2019	$8.00	$7.49	789,242
November 2019	$8.55	$7.76	594,492
December 2019	$8.84	$8.25	699,856
January 2020	$9.69	$8.68	591,630
February 2020	$10.59	$9.11	2,655,776
March 2020	$9.85	$6.70	1,795,876
April 2020	$10.84	$8.32	1,490,932
May 2020	$14.31	$10.25	4,438,531
June 2020	$13.90	$12.13	4,739,128

Prior Sales

Options

During F2020 the Company did not issue any options under the Company’s 2000 Share Option Plan.

Restricted Share Units

During F2020 the Company issued the following restricted share units (“RSUs”) with an underlying right to acquire an equal number of Common Shares. These RSUs were granted under the Company’s Performance and Restricted Share Unit Plan (the “PRSU Plan”).

Issue Date	Aggregate Number of RSUs Issued	Market Price of Common Shares on Issue Date (CAD)
August 16, 2019	62,500	$7.82
August 29, 2019	12,013(1)	$7.85
September 16, 2019	570,824	$7.79
November 15, 2019	168,933	$8.38
November 29, 2019	16,423(1)	$8.38
February 6, 2020	234,905	$10.04
February 28, 2020	13,705(1)	$9.54
March 2, 2020	33,148	$9.67
May 14, 2020	165,491	$12.00
May 29, 2020	10,150(1)	$13.30

(1) Dividend RSUs credited to unvested and unredeemed RSUs in accordance with the PRSU Plan.

Performance Share Units

During F2020 the Company issued the following performance share units (“PSUs”) with an underlying right to acquire up to two times the number of Common Shares based on specified performance criteria. These PSUs were granted under the PRSU Plan.

Issue Date	Aggregate Number of PSUs Issued	Market Price of Common Shares on Issue Date (CAD)
August 16, 2019	112,750	$7.82
August 29, 2019	2,992(1)	$7.85
September 16, 2019	183,584	$7.79
November 15, 2019	102,626	$8.38
November 29, 2019	5,450(1)	$8.38
December 2, 2019	552(2)	$8.40
February 6, 2020	27,390	$10.04
February 28, 2020	4,937(1)	$9.54
May 29, 2020	3,751(1)	$13.30

(1)	Dividend PSUs credited to unvested and unredeemed PSUs in accordance with the PRSU Plan.
(2)	Additional PSUs credited to a previous grant in connection with a performance factor adjustment.

Employee Share Ownership Plan

During F2020 the Company issued the following Common Shares pursuant to the Company’s 2005 Employee Share Ownership Plan (the “Prior ESOP”). The Company adopted a new Employee Share Ownership Plan effective January 1, 2020 (the “New ESOP”) to replace the Prior ESOP. Common Share issuances under this employee incentive program commencing July 1, 2020 will be under the New ESOP. The issuance price of Common Shares under each of the Prior ESOP and the New ESOP is 85% of the lower of the closing Common Share price on the first and last day of the relevant offering period, and therefore can result in an issuance price that is below the market price of the Common Shares.

Issue Date	Aggregate Number of Common Shares Issued	Issue Price per Common Share (CAD)
July 12, 2019	35,963	$6.58
January 13, 2020	36,060	$6.78

Normal Course Issuer Bids

On October 1, 2019 the Company commenced a TSX-approved Normal Course Issuer Bid (the “2020 NCIB”) that enables the Company to purchase up to 2,663,275 of its Common Shares for cancellation or return to treasury until September 30, 2020. The 2020 NCIB allows for the purchase of up to 27,956 Common Shares on a daily basis, except where purchases are made in accordance with “block purchase” exemptions under applicable TSX policies. Prior to October 1, 2019, the Company purchased and cancelled shares under previous TSX-approved Normal Course Issuer Bids. During F2020, the Company repurchased and cancelled 8,700 Common Shares under the 2020 NCIB. As a measure of prudence while the Company continued to monitor developing market conditions, effective May 14, 2020 through to June 30, 2020 the Company temporarily suspended repurchases of its Common Shares under the 2020 NCIB.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

To the knowledge of the Company, none of its securities are in escrow or subject to a contractual restriction on transfer.

DIRECTORS AND OFFICERS

Directors

The Directors of the Company are set out below. The Directors are elected by the shareholders at each annual meeting of shareholders and typically hold office until the next annual meeting of shareholders, at which time they may be re-elected or replaced.

The Board has three standing committees, each comprised entirely of independent Directors: the Audit Committee; the Compensation Committee; and the Governance and Nominating Committee.

Daniel Ryan, Chairman

Mr. Ryan joined Absolute as a Director in June 2011, was appointed Chairman of the Board in December 2013, and is a member of the Audit Committee and the Compensation Committee. Mr. Ryan, a resident of Greenwood, Minnesota, is a software and technology executive with over 30 years of experience and a background in product and market strategy, business development, and mergers and acquisitions. Mr. Ryan is currently the CEO and a director of CiBO Technologies, a science-driven software company that models and simulates agricultural ecosystems. From 2011 to 2018 (until its acquisition by Marlin Equity Partners), Mr. Ryan was the President and CEO of RedBrick Health, which grew into an acknowledged industry leader in SaaS-powered employee well-being and health engagement. Before RedBrick, Mr. Ryan was President and CEO at Secure Computing, a $250M leader in enterprise security solutions, prior to it being acquired by McAfee, where he served as EVP and General Manager of their $500M Network Security Business Unit. Prior to Secure Computing, Mr. Ryan served as President and Chief Operating Officer at Stellent, a leading enterprise content management software company that grew revenues from $2M to $130M during his tenure before being acquired by Oracle, where he became Senior Vice President of Enterprise Content Management Products. Mr. Ryan joined Stellent from Foglight Software, an innovator in e-commerce and application performance management that was acquired by Quest Software, where he headed marketing, product management, and business development. Mr. Ryan is also a director of LogicStream Health, a clinical process improvement company, and was previously a director of Secure Computing. Mr. Ryan earned his Bachelor of Science in Math and Economics from the University of Minnesota.

Lynn Atchison

Ms. Atchison was appointed to the Board in August 2019 and is Chair of the Audit Committee. Ms. Atchison is a resident of Austin, Texas and currently serves on the boards of Q2 Technologies, Convey, and RealMassive. Ms. Atchison is also a member of original steering committee for Women@Austin. Most recently, Ms. Atchison was the CFO of Spredfast, Inc., a provider of enterprise social media management software. Prior to that, she served as the CFO of the online vacation rental marketplace HomeAway, Inc. from August 2006 until March 2016. During her tenure at HomeAway the business grew from $10 million to over $500 million in revenue and Ms. Atchison oversaw over 20 acquisitions, expansion into Europe, South America, and Australia, and an IPO on the Nasdaq in June 2011. Ms. Atchison was also instrumental in the sale of HomeAway to Expedia in December 2015 for $3.9B.

Gregory Monahan

Mr. Monahan joined Absolute as a Director in December 2012 and is the Chair of the Governance and Nominating Committee and a member of the Audit Committee. Mr. Monahan is a resident of Darien, Connecticut. Mr. Monahan is a Senior Managing Director of Crescendo Partners, L.P. and he is the Portfolio Manager of Jamarant Capital, L.P., a New York-based investment firm. Mr. Monahan previously co-founded Bind Network Solutions, a consulting firm focused on network infrastructure and security. Mr. Monahan also serves on the board of directors of Cott Corporation, a leading North American and European water, coffee and coffee extracts, tea, and filtration solutions service company. He was formerly a director of: BSM Technologies, a commercial fleet telematics provider; COM DEV International, a designer and manufacturer of space hardware; ENTREC Corporation, a crane and heavy haul transportation company; SAExploration Holdings, a geophysical services company offering seismic data acquisition services to the oil and gas industry; O’Charley’s Inc., a multi-concept restaurant company; and Bridgewater Systems, a telecommunications software provider. Mr. Monahan earned his Bachelor of Science degree in Mechanical Engineering from Union College and his MBA from Columbia Business School.

Sal Visca

Mr. Visca joined Absolute as a Director in March 2014 and is a member of the Compensation Committee and the Governance and Nominating Committee. Mr. Visca is a resident of Vancouver, British Columbia and his principal occupation is as Chief Technology Officer of Elastic Path Software, a privately held e-commerce software company located in Vancouver, where he has been since January 2011. Prior to Mr. Visca’s time with Elastic Path, he was the Chief Technology Officer from 2005 to 2008 at Business Objects, an enterprise software company specializing in business intelligence. When Business Objects was acquired by SAP in 2007, Mr. Visca transitioned to Chief Technology Officer for the SAP Technology Development Group until 2010. Prior to Business Objects, he held a number of technology leadership positions at Infowave Software and IBM. Mr. Visca served as the Chairman of the Advisory Board of Infowave Software Inc. from 2004 to 2006. Mr. Visca also served as a director of DDS Wireless International Inc. from November 2006 to July 2014, as the Independent director of Terminal City Capital Inc. from May 2008 to August 2010, and as an advisor of INETCO Systems Limited. Mr. Visca graduated with Honours from the University of Western Ontario with a Bachelor of Science in Computer Science.

Gerhard Watzinger

Mr. Watzinger joined Absolute as a Director in December 2014 and is the Chair of the Compensation Committee and a member of the Governance and Nominating Committee. Mr. Watzinger, a resident of Naples, Florida, is the Chairman of CrowdStrike, a cloud-based security and endpoint protection company, and a member of the board of directors at Mastech Digital. Mr. Watzinger previously served as the chief strategy officer and an executive vice president at McAfee, where he was responsible for guiding McAfee’s global business strategy and development. Mr. Watzinger helped accelerate the international expansion of McAfee and directed the company through numerous successful mergers and acquisitions. Mr. Watzinger was also the architect of McAfee’s acquisition by Intel, a $7.7B transaction which is one of the largest deals in the security industry. Mr. Watzinger holds a Bachelor’s degree in Computer Science from the University of Applied Sciences in Munich, Germany.

Christy Wyatt

Ms. Wyatt is Absolute’s President and Chief Executive Officer. Ms. Wyatt, a resident of San Jose, California, joined Absolute as CEO in November 2018 and became a Director in December 2018. Previously, Ms. Wyatt served as CEO of Dtex Systems, a leader in enterprise user intelligence and insider threat detection. Ms. Wyatt has held a variety of executive leadership roles at globally-recognized business and technology brands including Good Technology (now Blackberry), Citigroup, Motorola, Apple, and Sun Microsystems. Ms. Wyatt currently serves as a member of the boards of directors of Silicon Labs and Quotient Technology. She has been named one of Inc. Magazine’s Top 50 Women Entrepreneurs of America, Information Security’s CEO of the Year, and one of the Fierce Wireless ‘Most Influential Women in Wireless’.

Executive Officers

The executive officers of the Company are:

Christy Wyatt, President and Chief Executive Officer

See Ms. Wyatt’s biography above.

Leigh Ramsden, Interim Chief Financial Officer

Mr. Ramsden, a resident of Vancouver, British Columbia, has served as Absolute’s Interim Chief Financial Officer since January 2020. Mr. Ramsden joined Absolute in 2009 and previously held the position of Vice President, Finance. Mr. Ramsden is a 20-year technology finance veteran and currently leads all aspects of Absolute’s finance function, including accounting and financial reporting, financial planning and analysis, tax, treasury, and investor relations. Prior to Absolute, Mr. Ramsden held various financial management roles in the technology sector, in addition to management roles in the technology practices of Deloitte and PricewaterhouseCoopers.

Sean Maxwell, Chief Commercial Officer

Mr. Maxwell, a resident of Danville, California, joined Absolute as Chief Commercial Officer in January 2016. Mr. Maxwell provides broad leadership of all commercial activities for Absolute’s global operating markets. This includes global sales, PC OEM and channel, and field marketing. Prior to Absolute, Mr. Maxwell was Vice President, Global Sales Strategy & Field Enablement at Symantec. In this role, he was responsible for global sales and go-to-market planning – from defining the sales strategy to delivering quarterly results. Prior to his work at Symantec, Mr. Maxwell held sales leadership roles with Virtual Instruments and EMC.

Nicko van Someren, Chief Technology Officer

Dr. van Someren, a resident of Boulder, Colorado, joined Absolute in March 2019. Dr. van Someren oversees the direction and strategic vision of Absolute’s product architecture and security roadmap. Dr. van Someren has more than two decades of experience leading, developing, and bringing to market disruptive security technologies. Prior to his role at Absolute, Dr. van Someren served as Chief Security Officer and Chief Information Officer at nanopay, Inc., a financial services technology company. Dr. van Someren has also served as Chief Technology Officer at the Linux Foundation, Good Technology (now a part of BlackBerry), and nCipher (now a part of Entrust Datacard), as well as the Chief Security Architect at Juniper Networks. Dr. van Someren also serves as a board member and advisor for numerous start-ups and is a mentor for the Techstars accelerator program in Boulder, Colorado. Dr. van Someren holds a PhD from the University of Cambridge and fellowships from the Royal Academy of Engineering and British Computer Society.

William Morris, Executive Vice President, Product Development

Mr. Morris, a resident of San Jose, California, joined Absolute in October 2019. Mr. Morris leads all aspects of engineering and product development at Absolute. Mr. Morris has over two decades of proven product leadership, with significant expertise in delivering world-class solutions across cloud, mobile and desktop applications. Mr. Morris has driven innovation at some of the world’s biggest brands. Prior to joining Absolute, he was Senior Vice President of Engineering at BlackBerry, where he led a 400+ global engineering team in the delivery of security, mobile, cloud, and server solutions. Prior to BlackBerry, Mr. Morris was Vice President and Head of Engineering for Good Technology, Vice President of Mobile Product Development at McAfee, and held numerous, escalating roles at AOL including Vice President of Personalization Products and Vice President of Products and Technology. Mr. Morris holds a degree in Computer Studies from Amersham College in England.

Security Holding

At June 30, 2020, the Directors and executive officers of the Company collectively owned or controlled 262,811 Common Shares of the Company, representing approximately 0.62% of the Company’s outstanding Common Shares at June 30, 2020.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

None of our Directors or executive officers has, within the 10 years prior to the date of this AIF, been a director, chief executive officer, or chief financial officer of any company (including us) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity), was the subject of a cease trade order, an order similar to a cease trade order, or an order that denied the company access to any exemption under securities legislation, in each case for a period of more than 30 consecutive days.

None of our Directors or executive officers or, to our knowledge, shareholders holding a sufficient number of securities to materially affect control of Absolute has within the 10 years prior to the date of this AIF: (i) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or comprise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (ii) been a director or executive officer of any company, that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or comprise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

None of our Directors or executive officers or, to our knowledge, shareholders holding a sufficient number of securities to materially affect control of Absolute has: (i) been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

The Company is not aware of any existing or potential material conflicts of interest between the Company or a subsidiary of the Company and any Director or officer of the Company or of a subsidiary of the Company.

AUDIT COMMITTEE

Audit Committee Charter

The Audit Committee’s Charter is attached to this AIF as Schedule “A”.

Composition of the Audit Committee

As of the date of this AIF, the Audit Committee is composed of Lynn Atchison (Chair), Daniel Ryan, and Gregory Monahan, each of whom is financially literate and independent of the Company as such terms are defined in National Instrument 52- 110 – Audit Committees.

Relevant Education and Experience

See “Directors and Officers” above for a description of the education and experience of each Audit Committee member that is relevant to the performance of his/her responsibilities as an Audit Committee member. Specifically:

•

Lynn Atchison has experience as a public company Chief Financial Officer and serving on the Audit Committees of public companies. Ms. Atchison is a Chartered Professional Accountant and holds a degree in Accounting from Stephen F. Austin State University.

•	Daniel Ryan has experience as a President and/or Chief Executive Officer of diverse group of companies. Mr. Ryan holds a degree in Math and Economics from the University of Minnesota.

•

Greg Monahan is an experienced investment portfolio manager and has served on the boards of a number of public and private companies. Mr. Monahan holds a Master of Business Administration from Columbia University.

Audit Committee Oversight

During F2020, all recommendations of the Audit Committee with respect to nomination or compensation of the Company’s external auditor were adopted by the Board.

Pre-Approval Policies and Procedures

During F2020, the Audit Committee pre-approved a number of specific non-audit services, namely, tax advisory and information security services. In addition, the Audit Committee pre-approved the Chair of the Audit Committee to authorize other non-audit services up to a maximum of $15,000 per quarter.

External Auditor Service Fees

Fees billed or to be billed by the Company’s external auditor for the fiscal years ended June 30, 2020 and 2019 are, or are expected to be, as follows:

	Amount billed during
	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$173,138	$226,153
Audit-Related Fees(2)	$88,848	$46,275
Tax Fees(3)	$54,157	$89,467
Other Fees(4)	$121,172	$33,996
Total Fees	$437,315	$395,891

(1) “Audit Fees” include fees necessary to perform the annual audit of the Company’s consolidated financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of security filings, and statutory audits and quarterly reviews.

(2) “Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include quarterly specified auditing procedures, employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews, and audit or attest services not required by legislation or regulation.

(3) “Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning, and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4) “Other Fees” include fees for advisory services which are not included in “Audit Fees” and “Audit-related Fees”. These services include advisory on controls within the IT control environment, financial reporting control environment, and entity level control environment.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

The Company is not aware of any existing or contemplated legal proceedings that it is or was a party to, or that any of its property is or was the subject of, during F2020 that involves a claim for damages which, exclusive of interest and costs, would be material to the Company.

Regulatory Actions

There were no: (a) penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority during its most recently completed fiscal year; (b) other penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision; or (c) settlement agreements that the Company entered into before a court relating to securities legislation or with a securities regulatory authority during its most recently completed financial year.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The Company is not aware of any material interest, direct or indirect, of (i) a Director or executive officer of the Company, (ii) a person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Common Shares of the Company, or (iii) any associate or affiliate of any of the foregoing, in any transaction within the three most recently completed fiscal years or during the current fiscal year, that has materially affected or is reasonably expected to materially affect the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent for the Company’s Common Shares is AST Trust Company (Canada).

MATERIAL CONTRACTS

The Company is not party to any material contract (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations) entered into during F2020 or previously that is still in effect.

INTERESTS OF EXPERTS

Names of Experts

The financial statements of the Company for the year ended June 30, 2020 have been audited by Deloitte LLP.

Interests of Experts

Deloitte LLP are the external auditors for the Company and are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional information relating to the Company is available under the Company’s profile on SEDAR at www.sedar.com.

Additional information, including additional information with respect to the Directors and officers of the Company and their remuneration and indebtedness, options to purchase securities, interests in material transactions, and securities authorized for issuance under equity compensation plans (as applicable) is and will be contained in the Company’s management information circulars for its prior and upcoming annual general meetings, which are and will be available under the Company’s profile on SEDAR at www.sedar.com.

Additional financial information, including information with respect to risks and uncertainties, is provided in the Company’s audited consolidated financial statements and MD&A for the years ended June 30, 2020 and 2019. Copies of the financial statements and MD&A are available under the Company’s profile on SEDAR at www.sedar.com.

SCHEDULE “A”

ABSOLUTE SOFTWARE CORPORATION

AUDIT COMMITTEE CHARTER

I.	MANDATE

The mandate of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Absolute Software Corporation (the “Company”) is to assist the Board to fulfill its oversight responsibilities relating to:

(a)	the integrity of the Company’s financial reporting and financial statements;

(b)	the effectiveness of the Company’s internal controls and risk management processes;

(c)	the Company’s compliance with applicable legal and regulatory requirements; and

(d)	the appointment and performance of the Company’s internal and external auditors.

The Company’s management is responsible for: (i) adopting and applying sound accounting principles: (ii) designing, implementing and maintaining effective processes related to internal control over financial reporting; and (iii) preparing the annual and interim financial statements, associated Management’s Discussion & Analysis (“MD&A”) and other relevant continuous disclosure documents. The external auditor is responsible for conducting an independent audit in accordance with professional standards and for forming an opinion on the annual financial statements. The Committee is responsible for overseeing these financial reporting activities.

In performing its duties, the Committee will maintain effective working relationships and provide an avenue for effective and open communication among the Board, management, the external auditor and any internal audit function.

II.	LIMITATION ON THE ROLE OF THE COMMITTEE

The Committee’s role is one of oversight. While the Committee has the responsibilities and powers set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with international financial reporting standards and applicable laws, rules and regulations. These are the explicit responsibilities of management and the external auditor. As such, in executing its oversight role, the Committee does not provide any expert or special assurances or guarantees regarding the Company’s financial statements, nor does it provide any professional certification as to the external auditor’s work.

III.	MEMBERSHIP

The Committee will consist of at least three Directors, but not more than five Directors, appointed by the Board annually. Each member of the Committee shall serve at the pleasure of the Board until the member resigns from the Committee, is removed from the Committee by the Board or ceases to be a member of the Board. The membership of the Committee will be guided by applicable legal, stock exchange and corporate governance requirements and recommendations, including National Instrument 52-110 - Audit Committees (“NI 52-110”).

Chair

At the time of the annual appointment of the Committee, the Board will appoint one of the members of the Committee as Chair, and the Chair will be in charge of overseeing and managing the affairs of the Committee, including by presiding over all Committee meetings, coordinating the Committee’s compliance with this Charter, working with management to develop the Committee’s annual work-plan, and delivering reports of the Committee to the Board.

Independence

All members of the Committee must be independent Directors22 (subject to any exemptions or relief that may be granted from such requirements).

Expertise of Committee Members

Each member of the Committee must be, or will become within a reasonable period of time after appointment, financially literate (as such term is defined in NI 52-110). At least one member of the Committee should be a financial expert and have accounting or related financial management expertise, for example as a certified public accountant, chief financial officer or corporate controller. The Board will interpret the qualifications of financial literacy and financial management expertise in its business judgement within the requirements of NI 52-110 and other applicable laws and regulations and will determine whether a Director meets these qualifications.

No member of the Committee may serve on the audit committees of more than two other public companies at the same time as being a member of the Committee, unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

IV.	MEETINGS

The Committee will meet at least four times annually according to a schedule established each year, and at such other times as determined necessary or desirable by the Committee.

The Committee Chair (or his or her designate) will prepare an agenda in advance of each meeting, in consultation with management, other Committee members and, where appropriate, the external auditor and/or any internal audit function. The agenda and supporting materials will be circulated to the members in advance of the meeting to allow members an appropriate period of time to prepare for the meeting. The Committee Chair will chair all Committee meetings that he or she attends, and, in the absence of the Chair, a designate of the Chair who is a member of the Committee will chair the Committee meeting at which the Chair is not present.

The Committee will, where appropriate, invite members of management, the external auditor, and/or any internal audit function to attend meetings. In addition, the Committee may invite to any of its meetings external legal counsel or other external advisors or other persons whose attendance it considers necessary or desirable in order to carry out its responsibilities.

The Committee will meet at least quarterly with the Company’s management and at least annually with the external auditor. In addition, the Committee may meet in camera from time to time to discuss any matters of interest or concern to the members in the absence of management or other interested parties.

A quorum of the Committee is the attendance of at least two thirds of the members of the Committee. No business may be transacted by the Committee at a meeting unless a quorum of the Committee is present.

Meetings may be held in person, by teleconference, or through the use of any telecommunication system that permits all persons participating in the meeting to adequately communicate with each other.

At any meeting of the Committee, questions will be decided by a majority of the votes cast by members present, except where only two members are present, in which case any question must be decided unanimously.

2 Within the meaning of “independence” per the provisions of NI 52-110. See also National Policy 58-201 - Corporate Governance Guidelines for guidelines as to composition of Board committees.

V.	RESPONSIBILITIES

The Committee’s role is to provide an independent review of the financial function of the Company and is responsible for supporting management in, and verifying the quality and integrity of, the Company’s financial reporting obligations. In fulfilling this role, the Committee’s responsibilities include the following:

Internal Controls

•

Overseeing and reviewing, in consultation with management, the external auditors and any internal audit function, the reliability, adequacy and effectiveness of management’s system of internal controls over the Company’s accounting and financial reporting systems, including, without limitation, controls over financial reporting, non-financial controls and legal and regulatory controls and the impact of any identified weaknesses in internal controls.

•

Reviewing, in consultation with management, the external auditors, and any internal audit function, any significant changes in internal controls over financial reporting that are disclosed, or considered for disclosure, including those in the Company’s periodic regulatory filings.

•

Ensuring that the external auditors keep the Committee informed of any fraud, illegal acts, deficiencies in internal controls and other relevant matters about the Company that come to their attention during their audit, and review any related issues identified and recommendations made by the external auditors, together with management’s responses thereto, including the timetable for implementation of recommendations to correct any identified weaknesses in internal controls.

•	Reviewing any related party transactions and potential conflicts of interest.

•	Assessing the extent to which internal control recommendations made by the external auditors or any internal audit function have been implemented by management.

•

Assessing the Company’s financial computer systems and applications, the security of such systems and applications and the contingency plan for processing financial information in the event of a systems breakdown.

•	Reviewing any allegations of fraud disclosed to the Committee involving management or other employees of the Company with a role in the Company’s internal controls over financial reporting.

•

Receiving and reviewing management’s report on the effectiveness of internal controls over financial reporting, including the factors identified by management as factors that may affect future financial results, and the interim and annual CEO and CFO certifications filed with the securities regulatory authorities.

•	Discussing with the CEO and CFO their certification of the internal controls over financial reporting, as and when appropriate or required by applicable law or regulation.

Risk Management

•

Reviewing and overseeing the Company’s policies and practices with respect to risk assessment and risk management in all areas, including risks related to finance, operations, physical security, information security, product, records management, fraud and other crime.

•

Meeting regularly with management and other appropriate staff to discuss the Company’s significant risk exposures, the likelihood of the risks manifesting, the potential impact of the risks manifesting and steps management has taken and is taking to monitor, assess, control and mitigate such exposures (including relevant insurance coverages).

Ethics Compliance & Whistleblowers

•	Reviewing the Company’s ethics compliance and whistleblower program(s), including policies and procedures for monitoring compliance, and the implementation and effectiveness of such program(s).

•

Establishing procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters; and (b) the confidential, anonymous submission by employees regarding such matters.

•

The Committee Chair, or another member of the Committee designated by the Chair, will serve as the recipient of any whistleblower submissions and will lead a review of the subject matter of the report. The member conducting the review may enlist employees of the Company or outside legal, accounting or other advisors, as appropriate, to assist in or conduct the review.

•	At least quarterly, the Committee Chair will report to the Board on the number of whistleblower complaints received and the status of all complaints reviewed.

Financial Reporting

General

•

Reviewing significant accounting and financial reporting issues, with particular emphasis on identifying the principal risks to the accuracy of financial reporting and any changes of a material nature to the characterization of entries and accounts.

•

Reviewing and discussing with management and the external auditor and, where appropriate, recommending approval to the Board of all public disclosure relating to financial information such as press releases, financial statements, MD&A, Annual Information Forms, projections or materials otherwise involving information derived from the financial reports or the analytic reporting thereof, as well as financial information and guidance provided to analysts and rating agencies.

•	Reviewing with the external auditors their proposed audit adjustments and any audit problems or difficulties and management’s response thereto.

•

Reviewing significant accounting and financial reporting requirements in effect from time to time, including recent professional and regulatory pronouncements and critical accounting policies, and understanding their impact on the financial statements.

•	Reviewing with the external auditor and management the extent to which changes or improvements in financial or accounting practices, as previously reported to the Committee, have been implemented.

•	Reviewing issues related to liquidity, capital resources and contingencies that could affect liquidity.

•	Reviewing treasury operations, including investment policies, financial derivatives and hedging activities.

•	Reviewing material off-balance-sheet transactions and contingent liabilities.

•	Discussing with the external auditor any matters that auditing standards require to be communicated with the Committee.

•	Receiving and reviewing reports from other Board committees with regard to matters that could affect financial reporting.

•	Overseeing the resolution of any disagreements between management and the external auditor regarding financial reporting.

•

Following completion of the annual audit, reviewing with management and the external auditor: any significant issues, concerns or difficulties encountered during the course of the audit, including any issues that arose during the course of the audit and have subsequently been resolved and those issues that have been left unresolved; key accounting and audit judgments; and levels of misstatements identified during the audit, obtaining explanations from management and, where necessary the external auditor, as to why certain misstatements might remain unadjusted.

•

Reviewing any other matters related to financial reporting that are brought forward by management, the external auditors, and/or any internal audit function or which are required to be communicated to the Committee under accounting policies, auditing standards or applicable laws or regulations.

Annual and Interim Financial Statements

•

Reviewing the annual and interim financial statements, determining whether they are complete and consistent with the information known to the Committee members and assessing whether they reflect appropriate accounting principles, estimates and judgments.

•	Meeting with management and the external auditors to review the annual financial statements, the associated MD&A and the results of the audit.

•	Meeting with management and, if necessary, the external auditors to review the interim financial statements and associated MD&A.

•	Making recommendations to the Board regarding the Board’s approval of the annual and interim financial statements and the associated MD&A.

•	Understanding how management develops and summarizes quarterly financial information and the extent to which the external auditors review quarterly financial information.

•

Paying particular attention to disclosure of complex and/or unusual transactions and significant changes to accounting principles, alternative treatments under applicable regulatory accounting initiatives, restructuring charges and derivative disclosures.

•	Focusing on judgmental areas, such as those involving the valuation of assets and liabilities.

•	Ensuring appropriate review of accounting practices that relate to transfer pricing.

Internal Audit (if and as applicable)

•	Reviewing and approving management’s decisions relating to the need for internal audit.

•	Reviewing and approving the mandate, budget, plan, performance, and qualifications of the internal audit function.

•	Reviewing significant reports prepared by the internal audit function together with management’s response and progress in remedying any significant findings.

•

On a regular basis, meeting with the chief internal auditor and the external auditor in the absence of management to discuss any matters that the Committee or the internal audit function believes should be discussed.

External Auditors

•

If and when necessary, selecting, retaining and terminating the external auditor (subject to any applicable Board or shareholder approvals) and recommending to the Board the compensation for the external auditors. In such regard, recommending to the Board the nomination of the external auditor for approval by the shareholders.

•

Reviewing and approving the external auditor’s annual audit plan, including relevant engagement terms and fees. Reviewing the external auditor’s proposed audit scope and approach, including coordination of audit effort with the internal audit function, if applicable.

•	Overseeing the work of the external auditors and ensuring that the external auditor reports directly to the Committee.

•

Reviewing with the external auditor the quality, not just the acceptability, of the Company’s accounting principles as applied to critical accounting policies and practices, alternative treatments of financial information that have been discussed with management and any other material communications with management.

•

Reviewing and confirming the independence and performance of the external auditors annually, prior to the issuance of the external auditor’s report on the annual financial statements, including a review of the cost and nature of all non-audit services provided, and the auditors’ assertion of their independence in accordance with professional standards.

•

Obtaining and reviewing annually a report from the external auditor describing: (a) the external auditor’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all relationships between the external auditor and the Company.

•	Obtaining and reviewing quarterly a report prepared by the external auditor in respect of the respective interim financial statements.

•	Reviewing the audit representation letters with particular attention to non-standard representations.

•

Reviewing and monitoring the content of the external auditor’s management letter, in order to assess whether it is based on a good understanding of the Company’s business and establishing whether recommendations have been acted upon and, if not, the reasons they have not been acted upon.

•

Pre-approving all non-audit services provided by the external auditor to the Company. Pre-approval requirements may be met where the Committee establishes detailed policies as to each service to be pre-approved and the Committee is informed of such services at its next meeting, provided that the policies must not include delegation of the Committee’s responsibilities to management. The Committee may delegate this authority to one of the Committee members, but not to management, provided the non-audit services in question are presented to the Committee at its next meeting.

•

Establishing which non-audit services the external auditor will be prohibited from providing, considering (a) whether the skills and experience of the audit firm make it a suitable supplier; (b) whether there are safeguards in place to ensure that there is no threat to the external auditor’s objectivity and independence in the conduct of the audit; and (c) the type of the non-audit services, the related fee levels and the fee levels individually and in aggregate relative to the audit fee.

•

Having the external auditor provide the Committee with a summary of any investigation by governmental or professional authorities within the preceding five years respecting any audits of the Company carried out by the external auditor and any steps taken to deal with any issues raised by the inquiry or investigation.

•

On a regular basis, meeting separately with the external auditor in the absence of management to discuss any matters required by applicable auditing standards to be discussed by the external auditors with the Committee or that the Committee or the external auditor believes should be discussed.

Compliance with Laws and Regulations

•	Periodically obtaining updates from management regarding material compliance with applicable laws and regulations.

•

Reviewing, with the Company’s legal counsel (at least once annually), any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations and any inquiries received from regulators or governmental agencies.

•	Periodically reviewing legal and regulatory requirements that may have a significant impact on the Company’s business, financial statements or results of operations.

•	Being satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements.

•

Reviewing the findings of any examinations by regulatory agencies such as the British Columbia Securities Commission or any stock exchange upon which the Company’s securities are listed from time to time.

•

Reviewing any reports concerning fraud, corruption, bribery or other legal or regulatory non-compliance that occurs at the Company, including consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

Other Responsibilities

•	Ensuring that significant findings and recommendations made by management or the internal or external auditors are received and discussed on a timely basis.

•	If necessary, reviewing the policies and procedures in effect for considering officers’ expenses and perquisites.

•	Performing other oversight functions as requested by the Board.

•

Ensuring that the Annual Information Form discloses the text of this Charter, a description of any specific policies and procedures for the engagement of non-audit services, the aggregate fees (by service fee category) billed by the external auditor in each of the last two years and any other information regarding the Committee, the Company’s external auditor and the financial position of the Company required by applicable laws and regulations.

•	Reviewing and approving any Committee disclosure required by applicable law in the Company’s public disclosure documents.

•

Performing any other activities required by applicable laws, rules, regulations, and/or stock exchange requirements, and performing other activities that are consistent with this Charter, the Company’s constating documents and governing laws, as the Committee or the Board deems necessary or appropriate.

Reporting Responsibilities

•	Regularly reporting to the Board about Committee activities and making appropriate recommendations.

•	Maintaining minutes of all Committee meetings.

VI.	RESOURCES AND AUTHORITY

The Committee has the authority, and will be provided with all resources that it reasonably requires, to discharge its responsibilities, including the authority to conduct any investigation appropriate to fulfilling its responsibilities and having full access to all Company books, records and personnel. The Committee may, as appropriate, engage, at the expense of the Company, outside auditors, independent legal counsel and/or other experts or consultants that the Committee deems appropriate. The Committee may, to the extent permissible by applicable law, designate a sub-committee to review any matter within this Charter as the Committee deems appropriate. The Committee may communicate directly with the internal and external auditors.

VII.	CHARTER

At least once annually, the Committee will review and re-assess the adequacy of this Charter to ensure compliance with any applicable laws and rules and regulations and recommend any proposed changes to the Board for approval.

Last updated: August 6, 2020